Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “Cardinal Health,” the “Company,” “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (the “2014 Form 10-K”), any quarterly report on Form 10-Q or any of our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our Annual Report to Shareholders, our press releases, or any other written or oral statements made by or on behalf of us, may include directly or by incorporation by reference forward-looking statements which reflect our current view (as of the date the forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	material reductions in purchases, non-renewal or early termination of contracts or delinquencies, defaults or insolvencies by key customers;

•	risks associated with the generic pharmaceutical sourcing venture with CVS Health Corporation, including those relating to our ability to realize the expected benefits from the sourcing venture;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration ("DEA"), the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, the U.S. Federal Trade Commission, various state boards of pharmacy, state health departments, state insurance departments or comparable agencies or foreign equivalents that could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

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the possibility of civil fines levied against us (in excess of the reserve we have accrued) by the U.S. Department of Justice for conduct covered by the settlement agreement that we entered into in connection with the DEA's suspension of our Lakeland, Florida distribution center's registration to distribute controlled substances;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or magnitude of brand or generic pharmaceutical price appreciation, restrictions in the amount of inventory available to us, or changes in the timing or frequency of generic launches or the introduction of brand pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct and limited distribution;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties relating to our ability to achieve the anticipated results from the acquisition of Access Closure, Inc.;

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risks and uncertainties relating to our planned acquisition of Cordis, including the ability to successfully complete the acquisition on a timely basis, and, if completed, the ability to achieve the expected synergies and positive impact to operating results;

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risks arising from certain of our businesses being Medicare-certified suppliers and participating in state Medicaid programs, which may require meeting defined quality standards and maintaining accreditation to receive reimbursement as well as compliance with applicable billing, payment and record-keeping requirements;

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risks arising from possible violations of the U.S. Foreign Corrupt Practices Act, Chinese anti-corruption laws and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

•	risks arising from possible violations of healthcare fraud and abuse laws;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	our ability to maintain adequate intellectual property protections;

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changes in laws or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers and suppliers;

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costs or claims resulting from potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, government contract compliance matters, patent infringement claims, qui tam actions or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems or a data security breach;

•	disruptions to the proper functioning of our critical facilities, including our national logistics center;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	adverse changes in U.S. or foreign tax laws, unfavorable challenges to our tax positions and payments to settle these challenges; and

•	other factors described in “Item 1A: Risk Factors” of the 2014 Form 10-K.
The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

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